NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 22, 2025—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended December 31, 2024.

Total revenue for the third quarter of fiscal 2025 decreased 25% to $5.06 million from $6.76 million for the prior-year quarter. The decrease was due to a 22% decrease in product sales and a 74% decrease in contract research and development revenue. Net income for the third quarter of fiscal 2025 decreased 27% to $3.05 million, or $0.63 per diluted share, compared to $4.18 million, or $0.87 per share, for the prior-year quarter.

For the first nine months of fiscal 2025, total revenue decreased 18% to $18.6 million from $22.7 million for the first nine months of the prior year. The decrease was due to a 20% decrease in product sales, partially offset by a 72% increase in contract research and development revenue. Net income decreased 16% to $11.2 million, or $2.31 per diluted share, from $13.3 million, or $2.75 per share, for the first nine months of fiscal 2024.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2025, to shareholders of record as of February 3, 2025.

“We are pleased to report solid earnings for the quarter and first nine months of the fiscal year, despite challenging industry conditions,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2024 AND 2023 (Unaudited)
	Quarter Ended December 31,
	2024	2023
Revenue
Product sales	$4,960,488	$6,366,009
Contract research and development	102,557	390,251
Total revenue	5,063,045	6,756,260
Cost of sales	797,622	1,355,067
Gross profit	4,265,423	5,401,193
Expenses
Research and development	869,677	540,895
Selling, general, and administrative	434,783	389,311
Total expenses	1,304,460	930,206
Income from operations	2,960,963	4,470,987
Interest income	474,180	491,671
Other income	135,057	-
Income before taxes	3,570,200	4,962,658
Provision for income taxes	521,790	778,236
Net income	$3,048,410	$4,184,422
Net income per share – basic	$0.63	$0.87
Net income per share – diluted	$0.63	$0.87
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,835,262	4,833,401
Diluted	4,839,124	4,837,230

	Nine Months Ended December 31,
	2024	2023
Revenue
Product sales	$17,680,780	$22,183,223
Contract research and development	924,199	537,727
Total revenue	18,604,979	22,720,950
Cost of sales	2,720,370	5,034,556
Gross profit	15,884,609	17,686,394
Expenses
Research and development	2,595,808	1,920,095
Selling, general, and administrative	1,543,428	1,298,211
Provision for credit losses	-	9,514
Total expenses	4,139,236	3,227,820
Income from operations	11,745,373	14,458,574
Interest income	1,432,568	1,440,289
Other income	135,057	-
Income before taxes	13,312,998	15,898,863
Provision for income taxes	2,140,856	2,587,145
Net income	$11,172,142	$13,311,718
Net income per share – basic	$2.31	$2.75
Net income per share – diluted	$2.31	$2.75
Cash dividends declared per common share	$3.00	$3.00
Weighted average shares outstanding
Basic	4,834,382	4,832,992
Diluted	4,839,247	4,839,725

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2024

	(Unaudited) December 31, 2024	March 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$5,485,684	$10,283,550
Marketable securities, short-term (amortized cost of $14,993,163 as of December 31, 2024, and $12,283,630 as of March 31, 2024)	14,907,252	11,917,779
Accounts receivable, net of allowance for credit losses of $15,000	1,355,064	3,144,833
Inventories	7,787,624	7,158,585
Prepaid expenses and other assets	736,481	689,349
Total current assets	30,272,105	33,194,096
Fixed assets
Machinery and equipment	11,663,886	10,501,096
Leasehold improvements	1,956,309	1,956,309
	13,620,195	12,457,405
Less accumulated depreciation and amortization	11,645,199	11,403,383
Net fixed assets	1,974,996	1,054,022
Deferred tax assets	1,689,207	1,453,704
Marketable securities, long-term (amortized cost of $29,996,231 as of December 31, 2024, and $31,417,890 as of March 31, 2024)	29,704,367	30,788,301
Right-of-use asset – operating lease	947,889	289,910
Total assets	$64,588,564	$66,780,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$154,683	$127,154
Accrued payroll and other	511,589	729,215
Operating lease	84,838	179,372
Total current liabilities	751,110	1,035,741
Operating lease	864,966	175,775
Total liabilities	1,616,076	1,211,516

Shareholders’ equity
Common stock	48,372	48,337
Additional paid-in capital	19,806,845	19,554,812
Accumulated other comprehensive loss	(295,358)	(777,637)
Retained earnings	43,412,629	46,743,005
Total shareholders’ equity	62,972,488	65,568,517
Total liabilities and shareholders’ equity	$64,588,564	$66,780,033